Exhibit 4.4

FORM OF GUARANTEED DEBT SECURITY

THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (DTC), OR A NOMINEE OF DTC, WHICH MAY BE TREATED BY THE COMPANY, THE GUARANTOR, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

REGISTERED NO. [ ]	PRINCIPAL AMOUNT: $[ ]
CUSIP NO. 66989H AW8
ISIN NO. US66989HAW88

NOVARTIS CAPITAL CORPORATION

4.700% NOTES DUE 2054

FULLY AND UNCONDITIONALLY GUARANTEED BY

NOVARTIS AG

Novartis Capital Corporation, a corporation organized under the laws of the State of Delaware (hereinafter called the Company, which term shall include any successor entity under the Indenture), for value received, hereby promises to pay to Cede & Co., as nominee for DTC, or registered assigns, upon presentation, the principal sum of [ ] Dollars ($[ ]) (or such other amount set forth on the Schedule of Increases or Decreases in the Global Security attached hereto) on September 18, 2054 (the Maturity Date) and to pay interest thereon from September 18, 2024 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on March 18 and September 18 in each year (each an Interest Payment Date), commencing on March 18, 2025, at the rate of 4.700% per annum, until the entire Principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Record Date for such interest, which shall be March 3 or September 3 (whether or not a Business Day (as defined below)), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date, and may either be paid to the Person in whose name this Security is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series at least 15 calendar days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the Principal of and interest on and any Additional Amounts in respect of this Global Security will be paid to DTC for the purpose of permitting DTC to credit the Principal and interest received by it in respect of this Global Security to the accounts of the beneficial owners thereof; provided, however, that if this Security is not a Global Security, payment of the Principal of, interest on and Additional Amounts, if any, in respect of this Security will be made at the office or agency of the Trustee in The City of New York, or elsewhere as provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, further, that at the option of the Company payment of interest may be made by (a) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (b) transfer to an account of the Person entitled thereto located inside the United States.

If an Interest Payment Date or redemption date (including an Optional Make Whole Redemption Date (as defined on the reverse hereof)), or the Maturity Date, as the case may be, would fall on a day that is not a Business Day, then the Interest Payment Date or redemption date (including an Optional Make Whole Redemption Date), or the Maturity Date, as the case may be, will be postponed to the next succeeding Business Day, but no additional interest shall be paid unless the Company fails to make payment on such next succeeding Business Day.

Business Day means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed and on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Zurich, Switzerland.

Additional provisions of this Security are set forth following the signature page hereof, which provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this 18th day of September 2024.

NOVARTIS CAPITAL CORPORATION

By:
Name:
Title:

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one or all of the Securities of the series designated “4.700% Notes due 2054” pursuant to the within-mentioned Indenture.

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

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GUARANTEE

OF

NOVARTIS AG

For value received, Novartis AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, having its principal executive offices at Lichtstrasse 35, CH-4056 Basel, Switzerland (the Guarantor, which term includes any Person as a successor Guarantor under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby fully and unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee on behalf of each such Holder the due and punctual payment of the Principal of, interest on and any Additional Amounts payable in respect of such Security and the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable, whether on the Maturity Date, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein. In case of the failure of Novartis Capital Corporation, a corporation organized under the laws of the State of Delaware (the Company, which term includes any successor Person under such Indenture), to punctually make any such payment of Principal, interest or Additional Amounts or any such sinking fund or analogous payment, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Maturity Date or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

The indebtedness evidenced by this Guarantee is ranked equally and pari passu with all other unsecured and unsubordinated indebtedness of the Guarantor.

The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or such Indenture, any failure to enforce the provisions of such Security or such Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of such Security or the Trustee or any other circumstance that may otherwise constitute a legal or equitable discharge of a guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the Principal of such Security, or increase the interest rate thereon, or alter the stated Maturity Date thereof, or increase the Principal of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to Article 7 of such Indenture. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under such Security and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the Principal of, interest on and Additional Amounts payable in respect of such Security. This Guarantee is a guarantee of payment and not of collection.

The Guarantor shall be subrogated to all rights of the Holder of such Security and the Trustee against the Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the Principal of, interest on and Additional Amounts payable in respect of all Securities of the same series issued under such Indenture shall have been paid in full.

No reference herein to such Indenture and no provision of such Indenture shall alter or impair the guarantees of the Guarantor, which are absolute and unconditional, of the due and punctual payment of the Principal of, interest on and Additional Amounts payable in respect of, and any sinking fund or analogous payments with respect to, the Security upon which this Guarantee is endorsed.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security shall have been manually executed by or on behalf of the Trustee under such Indenture.

All terms used in this Guarantee but not defined herein shall have the meanings assigned to them in such Indenture.

THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed this 18th day of September 2024.

NOVARTIS AG,
as the Guarantor

By:
Name:
Title:

By:
Name:
Title:

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[REVERSE OF SECURITY]

This Security is one or all of a duly authorized issue of securities of the Company (herein called the Securities) issued and to be issued in one or more series under an Indenture, dated as of February 10, 2009 (herein called the Indenture), among the Company, Novartis Securities Investment Ltd. and Novartis Finance S.A., Novartis AG, as guarantor (the Guarantor), and HSBC Bank USA, National Association, as trustee (herein called the Trustee, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one or all of the series designated as the “4.700% Notes due 2054.”

The following shall apply in lieu of Section 4.5 of the Indenture: payments made by the Company or the Guarantor under or with respect to the Securities will be free and clear of and without withholding or deduction for or on account of any and all present or future taxes, duties, assessments or governmental charges of any nature imposed, levied, collected, withheld or assessed by or on behalf of (i) the government of Switzerland or of any political subdivision of Switzerland or by any authority or agency therein or thereof having the power to tax, (ii) the government of the jurisdiction of organization of the Company or any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having the power to tax or (iii) the government of any jurisdiction from or through which a payment on the Securities or the guarantee is made or any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having power to tax (each of clauses (i), (ii) and (iii), a Relevant Taxing Jurisdiction), which are referred to herein collectively as Taxes, unless the Company or the Guarantor is required to withhold or deduct Taxes by law. If the Company is required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the Securities, the Company will pay such additional amounts (Additional Amounts) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if the Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes: (1) imposed by the United States or by any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having the power to tax; (2) that would not have been imposed but for the existence of any present or former connection between such Holder or beneficial owner of the Securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and a Relevant Taxing Jurisdiction, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein; (3) that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges; (4) payable other than by withholding from payments of principal of or interest on the Securities; (5) that would not have been imposed but for the failure of the applicable recipient of such payment, upon request, to make a declaration of non-residence or other similar claim for exemption to the relevant tax authority or comply with any certification, identification, information, documentation or other reporting requirement to the extent such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes; (6) that would not have been imposed but for the presentation of a Security (where presentation is required) for payment on a date more than 30 days after the date on which such payment first became due and payable or the date on which payment thereof was duly provided for, whichever occurred later; (7) to the extent the amount of Tax could have been reduced by presentation for payment of the relevant Securities to a paying agent other than the paying agent to which the presentation was made; or (8) any combination of the foregoing items; nor shall Additional Amounts be paid with respect to any payment of the principal of or interest on any note to any such Holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of the Security. Notwithstanding any other provisions contained herein, each of the Company, the Guarantor or any other person making payments on behalf of the Company shall be entitled to deduct and withhold, as required, and shall not be required to pay any Additional Amounts with respect to any such withholding or deduction imposed on or in respect of any note pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (FATCA), any current or future U.S. Treasury regulations or rulings promulgated thereunder, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any law, regulation or other official guidance enacted or published in any jurisdiction implementing FATCA or an intergovernmental agreement with respect thereto, or any agreement with the U.S. Internal Revenue Service under FATCA.

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The following shall apply in lieu of Section 3.1 of the Indenture: the Securities in this series are redeemable in whole (but not in part, at the discretion of the Company) at any time, at a redemption price equal to the principal amount plus accrued and unpaid interest, if any, to (but not including) the date fixed for redemption (each such redemption, a Tax Redemption), if: (a) the Company determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of a Relevant Taxing Jurisdiction, or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the date hereof: (i) the Company or the Guarantor would be required to pay Additional Amounts with respect to such series of Securities on the next succeeding Interest Payment Date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company or the Guarantor; or (ii)  withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the Company directly from the Guarantor (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the Company or the Guarantor (or any affiliate); or (b) the Company determines, based upon an opinion of independent counsel selected by the Company that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, a Relevant Taxing Jurisdiction (whether or not such action was taken or brought with respect to the Guarantor or the Company, as the case may be), which action is taken or brought on or after the date hereof, there is a substantial probability that the circumstances described in subsection (a) above would exist; provided, however, that no such notice of redemption may be given earlier than 90 calendar days prior to the earliest date on which the Company or the Guarantor would be obligated to pay such Additional Amounts. The Company will also pay to each Holder, or make available for payment to each such Holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price, subject to the terms of this Security.

The Company, at its option at any time and from time to time prior to March 18, 2054 (the Par Call Date), may redeem the Securities (each such redemption, an Optional Make Whole Redemption), in whole or in part, at a redemption price (the Optional Make Whole Redemption Price) (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of such Optional Make Whole Redemption (each such date, an Optional Make Whole Redemption Date), assuming such Securities matured on the Par Call Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points less (b) interest accrued to the date of redemption; and (ii) 100% of the principal amount of such Securities to be so redeemed, plus in either case, accrued and unpaid interest thereon to the Optional Make Whole Redemption Date. On or after the Par Call Date, the Company may redeem the Securities (each such redemption, an Optional Par Redemption), in whole or in part, at any time and from time to time, at a redemption price (the Optional Par Redemption Price) equal to 100% of the principal amount of such Securities to be so redeemed, plus accrued and unpaid interest thereon to the date of such Optional Par Redemption (each such date, an Optional Par Redemption Date).

Treasury Rate means, with respect to any Optional Make Whole Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (H.15) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (H.15 TCM). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the Remaining Life); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

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If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of the principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 calendar days but not more than 60 calendar days before the redemption date to each Holder of the Securities to be so redeemed.

Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. Any related written notice of redemption will describe the conditions precedent and, at the Company’s discretion, will indicate that the redemption date may be delayed or the written notice rescinded if all such conditions precedent have not been satisfied or waived by the Company. In the case of a partial redemption, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Securities of any series of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to such Security will state the portion of the principal amount of the applicable Security to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the applicable Security will be issued in the name of the Holder of such Security upon surrender for cancellation of such original Security. For so long as any Securities are registered in the name of the DTC (or another depository) or such depositary’s nominee, the redemption of such Security shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price on and after the redemption date interest will cease to accrue on the Securities or portions thereof called for redemption.

The Indenture contains provisions for defeasance of (a) the entire indebtedness of this Security and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company and the Guarantor, in each case, upon compliance by the Company and the Guarantor with certain conditions set forth in the Indenture, which provisions apply to this Security.

Notwithstanding Section 7.1 of the Indenture, only if one or more of the following Events of Default with respect to the Securities of this series shall occur and be continuing may the Principal of the Securities of this series be declared due and payable in the manner and with the effect provided in the Indenture:

•	default in the payment of all or any part of the Principal (or premium, if any) of any of the 4.700% Notes due 2054 when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise, and such default continues for more than two Business Days;

•	default in the payment of any interest on, or any Additional Amounts payable in respect of, any of the 4.700% Notes due 2054 when the same becomes due and payable, and such default continues for a period of 30 calendar days;

•	default or breach of any other covenant or agreement of the Company or the Guarantor in this Indenture with respect to any of the 4.700% Notes due 2054 (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in Section 7.1 of the Indenture), and such default or breach continues for a period of 90 calendar days after there has been given to the Company and the Guarantor by the Trustee or to the Company, the Guarantor and the Trustee by the Holders of 25% or more in aggregate principal amount of the Securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

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•	an encumbrancer or a receiver or a person with similar functions appointed for execution (in Switzerland a Liquidator or Konkursverwalter) taking possession of the whole or any substantial part of the assets or undertaking of the Company or the Guarantor or a distress, execution or other process being levied or enforced upon or sued out against a substantial part of the property or assets of the Company or the Guarantor and not being paid, discharged, removed or stayed within 30 calendar days;

•	the Company or the Guarantor stopping payment or ceasing business (except in each case in circumstances previously approved by the Holders of a majority in Principal (or, if any Securities are Original Issue Discount Securities, such portion of the Principal of the Securities of the relevant series as may then be accelerated under Section 7.2 of the Indenture) of the outstanding Securities of all series affected (all such series voting as one class);

•	the Company becoming bankrupt or insolvent or entering into a moratorium or making a general assignment for the benefit of its creditors;

•	the Guarantor becoming bankrupt or insolvent (or is obliged to notify the court of its financial situation in accordance with Article 725b of the Swiss Code of Obligations) or entering into a provisional or definitive moratorium (provisorische or definitive Nachlassstundung) or making a general arrangement with its creditors (Nachlassvertrag);

•	an order being made or effective resolution passed for the winding-up or dissolution of the Company or the Guarantor except (i) a winding-up or dissolution, the terms of such winding-up or dissolution having previously been approved by the Holders of a majority in Principal (or, if any Securities are Original Issue Discount Securities, such portion of the Principal of the Securities of the relevant series as may then be accelerated under Section 7.2 of the Indenture) of the outstanding Securities of all series affected (all such series voting as one class) or (ii) a winding-up or dissolution in connection with any consolidation, merger, sale, lease or conveyance in accordance with Section 5 of the Indenture; or

•	if the Guarantee with respect to any of the 4.700% Notes due 2054 ceases to be, or is claimed by the Guarantor not to be, in full force and effect.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of all such affected series at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee and offered the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request and, for 60 calendar days after receipt of such notice, request and offer of indemnity, the Trustee shall have failed to institute any such proceeding, and, during such 60-calendar-day period, the Trustee shall not have received from the Holders of a majority in principal amount of the Securities of this series at the time outstanding a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in principal amount of the outstanding Securities affected by such amendment. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company or the Guarantor, or both, with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

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The Company may, from time to time, without the consent of the Holders of the Securities, increase the principal amount of the Securities by issuing additional Securities in the future on the same terms and conditions as the Securities in all respects, except for any differences in the issue date, issue price and first payment of interest thereon, and with the same CUSIP number as the Securities. The Securities and any additional Securities shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture. The Company will not issue any additional Securities unless such additional Securities are fungible with the Securities for U.S. federal income tax purposes.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place of payment where the Principal and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Guarantor and the Trustee for the Securities duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denomination and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Guarantor, the Trustee, or any such agent shall be affected by notice to the contrary.

The obligations of the Company and the Guarantor under the Indenture and this Security and all documents delivered in the name of the Company or the Guarantor, as the case may be, in connection herewith and therewith do not and shall not constitute personal obligations of the directors, officers, employees, agents or shareholders of the Company or the Guarantor or any of them, and shall not involve any claim against or personal liability on the part of any of them, and all persons including the Trustee shall look solely to the assets of the Company and the Guarantor for the payment of any claim thereunder or for the performance thereof and shall not seek recourse against such directors, officers, employees, agents or shareholders of the Company or the Guarantor or any of them or any of their personal assets for such satisfaction. The performance of the obligations of the Company and the Guarantor under the Indenture and this Security and all documents delivered in the name of the Company or the Guarantor, as the case may be, in connection therewith shall not be deemed a waiver of any rights or powers of the Company or the Guarantor or their respective directors or shareholders under the Company’s or the Guarantor’s respective Articles of Incorporation.

All terms used in this Security but not defined herein shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THE SECURITIES, INCLUDING THIS SECURITY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Securities, and reliance may be placed only on the other identification numbers printed hereon.

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SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL SECURITY

The initial outstanding principal amount of this Global Security is $__________. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Security	Amount of increases in Principal Amount of this Global Security	Principal amount of this Global Security following such decreases or increases	Signature of authorized signatory of Trustee

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ASSIGNMENT AND TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby
sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address, including Zip Code, of Assignee)

the within Security of Novartis Capital Corporation and

hereby does irrevocably constitute and appoint

attorney to transfer said Security on the books kept for the registration thereof with full power of substitution in the premises

Dated:

Signature

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed:

NOTICE: Signature(s) must be guaranteed by an “eligible guarantor institution” that is a member or participant in a “signature guarantee program” (e.g., the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Program).

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